Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated February 27, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Deutsche Telekom AG included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

March 10, 2009

Ernst & Young AG
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft
Stuttgart

/s/ Prof. Dr. Wollmert (Prof. Dr. Wollmert) Wirtschaftsprüfer	/s/ Forst (Forst) Wirtschaftsprüfer

PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft Frankfurt am Main
/s/ Prof. Dr. Kämpfer (Prof. Dr. Kämpfer) Wirtschaftsprüfer	/s/ Menke (Menke) Wirtschaftsprüfer